Exhibit 5.1 – Opinion and Consent of Lindquist & Vennum P.L.L.P.

LINDQUIST & VENNUM P.L.L.P.	Minneapolis – Denver

www.lindquist.com	4200 IDS Center 80 South Eighth Street Minneapolis, MN 55402-2274 Phone: (612) 371-3211 Fax: (612) 371-3207

June 21, 2010

The First of Long Island Corporation
10 Glen Head Road
Glen Head, New York 11545

Re: Registration Statement on Form S−3

Ladies and Gentlemen:

We have acted as special securities counsel to The First of Long Island Corporation, a New York corporation (the “Corporation”), in connection with the preparation of a registration statement on Form S−3 (the “Registration Statement”) filed by the Corporation with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), and Rule 415 under the Act with respect to the registration and public offering by the Corporation, from time to time, of up to $60,000,000 in aggregate amount of shares of common stock, $0.10 par value, of the Corporation (“Common Stock”).  As part of the corporate actions taken and to be taken in connection with the issuance of Common Stock to be issued and sold from time to time under the Registration Statement, the Board of Directors (“Board”) or a Committee of the Board, will, before Common Stock is issued under the Registration Statement, duly authorize the issuance and approve the terms of each issuance and sale.

We have examined or are otherwise familiar with: (i) the Registration Statement; (ii) the Certificate of Incorporation and Bylaws of the Corporation, each as amended to the date hereof; (iii) corporate proceedings of the Corporation and its Board relating to the registration of the Common Stock and related matters; and (iv) such other agreements, proceedings, documents and records and matters of law as we have deemed necessary or appropriate to enable us to render this opinion.

As to certain facts material to our opinion, we have relied, to the extent we deem the reliance proper, upon certificates of public officials and officers of the Corporation.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals and the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies.  In addition, we have assumed the accuracy and completeness of all records, documents, instruments and materials made available to us by the Corporation.

Our opinion is limited to the matters covered in this opinion, and we express no opinion other than as expressly set forth below.   In rendering our opinion, we do not express any opinion concerning laws other than the Federal laws of the United States and the laws of the State of New York and we are expressing no opinion as to the effect of the laws of any other jurisdiction or the securities or “blue sky” laws of any jurisdiction (except Federal securities laws).  With respect to certain matters of New York law, we are relying on an opinion of counsel admitted in New York.  Our opinion is expressed as of the date hereof and is based on laws currently in effect.  Accordingly, the conclusions set forth in this opinion are subject to change in the event that any laws should change or be enacted in the future. We are under no obligation to update this opinion or to otherwise communicate with you in the event of any such change.

In addition, we have assumed that

i.	the Registration Statement, and any amendments to the Registration Statement (including post−effective amendments), will have become effective and will continue to be effective under the Act;

ii.	a prospectus supplement and any required pricing supplement will have been filed with the Commission describing the Common Stock offered thereby;

iii.
all Common Stock will be issued and sold in compliance with applicable Federal and state securities laws in accordance with the terms agreed to by the Board or a Committee of the Board, and in the manner stated in the Registration Statement, the applicable prospectus supplement and any applicable pricing supplement;

iv.
a definitive purchase, underwriting or similar agreement with respect to any Common Stock offered will have been duly authorized and validly executed and delivered by the Corporation and the other parties thereto;

v.	there will be sufficient shares of unissued Common Stock authorized under the Corporation’s organizational documents and not otherwise reserved for issuance at the time of issuance;

vi.
all actions will be taken by the Corporation so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Corporation and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Corporation; and

vii.
At the time the Common Stock is authorized, issued and delivered, the Corporation will remain duly organized, validly existing, and in good standing under the laws of New York and there will have been no changes to its Certificate of Incorporation and Bylaws affecting the issuance of the Common Stock.

On the basis of the foregoing and the other matters set forth herein, we hereby are of the opinion that, when (a) the Board has taken all necessary corporate action to approve the issuance of and the terms of the offering of the shares of Common Stock and related matters and (b) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board, and upon payment of the consideration therefor (not less than the par value of the Common Stock) provided for therein, then the shares of Common Stock will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the Prospectus. By giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

We assume no obligation to advise you of any events that occur subsequent to the date of this opinion. This opinion is being furnished to you solely for your benefit and may not be relied upon by any other person or for any other purpose and it should not be quoted in whole or in part or otherwise referred to or be filed with or furnished to any governmental agency or other person or entity without our prior express written consent.

Very truly yours,

/s/Lindquist & Vennum PLLP
Lindquist & Vennum PLLP